Filed Pursuant to Rule 424(b)(5)
Registration No. 333-210429

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.650% Senior Notes due 2024	$1,500,000,000	99.814%	$1,497,210,000	$181,461.86

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus supplement

(To prospectus dated March 28, 2016)

$1,500,000,000

3.650% Senior Notes due 2024

Interest payable January 25 and July 25

Issue price: 99.814%

Fifth Third Bancorp is offering $1,500,000,000 aggregate principal amount of 3.650% Senior Notes due 2024 (the “notes”).

We will pay interest on the notes semi-annually in arrears on January 25 and July 25 of each year, beginning July 25, 2019.

The notes will mature on January 25, 2024. The notes will be unsecured senior obligations of Fifth Third Bancorp. The notes are not subject to repayment at the option of the holders at any time prior to maturity. We may redeem the notes, in whole or in part, on or after the date that is 30 days prior to the maturity date at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date. There will be no sinking fund for the notes. The notes will be issued only in minimum denominations of $2,000 or any integral multiples of $1,000 in excess thereof.

See “Risk factors” beginning on page S-5 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to public	Underwriting Discount	Proceeds to us
Per Note	99.814%	0.350%	99.464%
Total	$1,497,210,000	$5,250,000	$1,491,960,000

The price to the public set forth above does not include accrued interest, if any. Interest on the notes will accrue from January 25, 2019.

The notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The notes will not be listed on any securities exchange or interdealer market quotation system. Currently, there is no public market for the notes.

We expect that the notes will be ready for delivery through the book-entry facilities of The Depository Trust Company, Clearstream Banking, Société Anonyme or Euroclear Bank S.A./N.V., as operator of the Euroclear System, as applicable, against payment in New York, New York on or about January 25, 2019.

Joint Book-Running Managers
Morgan Stanley	Fifth Third Securities	Goldman Sachs & Co. LLC	RBC Capital Markets
Co-Managers
Academy Securities		R. Seelaus & Co., LLC

The date of this prospectus supplement is January 23, 2019.

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About this prospectus supplement

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where you can find more information” in this prospectus supplement.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Fifth Third,” “the Company,” “we,” “us,” “our” or similar references mean Fifth Third Bancorp and its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus supplement may be used only for the purpose for which it has been prepared. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer of, or an invitation on our behalf or on behalf of the underwriters to subscribe for and purchase, any securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

PRIIPs Regulation / Prospectus Directive / Prohibition of Sales to EEA Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MIFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”).

Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive as implemented in member states of the EEA.

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Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public over the Internet at the SEC web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and information that we subsequently file with the SEC will automatically update and supersede information in this prospectus supplement, and in our other filings with the SEC. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information that was filed later.

We incorporate by reference the documents listed below, which we have already filed with the SEC, and any documents we file with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in such future filings deemed not to have been filed), until this offering is completed or terminated:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed on February 28, 2018;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 filed on May 4, 2018, on August 8, 2018, and on November 6, 2018 respectively;

•

Current Reports on Form 8-K filed on February 2, 2018, February 9, 2018, February 27, 2018, March 14, 2018 (as amended on March 14, 2018), March 16, 2018, March 27, 2018, April 19, 2018 (as amended on June 22, 2018), May 21, 2018, May 22, 2018, May 24, 2018, June 5, 2018, June 8, 2018, June 15, 2018, June 27, 2018, June 29, 2018, July 23, 2018, September 24, 2018, December 28, 2018 and January 23, 2019; and

•	Proxy Statement on Schedule 14A dated March 6, 2018.

Effective January 1, 2018, Fifth Third adopted ASU 2016-01—Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The adoption, which was applied retrospectively, did not have a material impact on the Consolidated Financial Statements. However, equity securities affected by the guidance, which were previously classified as trading or available-for-sale, have been reclassified in the Consolidated Balance Sheets as equity securities. Fifth Third provided disclosure of this change within Note 3 to the Condensed Consolidated Financial Statements and other qualitative information reported within the quarterly report on Form 10-Q for the quarter ended September 30, 2018.

You can obtain a copy of these Fifth Third filings at no cost on Fifth Third’s website, http://www.53.com under the “Investor Relations” link, then under the heading “Financial Information” and then under the subheading “SEC Filings”. The information contained on our website is not incorporated into this prospectus supplement or accompanying prospectus except as described in this section of this prospectus supplement. You also may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

Office of the Corporate Secretary

Fifth Third Bancorp

Fifth Third Center

38 Fountain Square Plaza

MD10909F

Cincinnati, OH 45263

(513) 534-4300

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Forward-looking statements

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference in this prospectus supplement and the prospectus contain or incorporate statements that we believe are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, Fifth Third Bancorp’s and MB Financial, Inc.’s expectations or predictions of future financial or business performance or conditions relating to or arising from the previously announced merger of MB Financial, Inc. with and into Fifth Third Financial Corporation, our wholly-owned subsidiary. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements. Actual results may differ materially from current projections. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

In addition to factors previously disclosed in Fifth Third Bancorp’s and MB Financial, Inc.’s reports filed with or furnished to the SEC and those identified elsewhere in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference in this prospectus supplement and the prospectus, the following factors, among others, could cause actual results to differ materially from these forward-looking statements or historical performance: the ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval of the merger by MB Financial, Inc.’s stockholders on the expected terms and schedule, including the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated; delay in closing the merger; difficulties and delays in integrating the businesses of MB Financial, Inc. or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of Fifth Third Bancorp’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms; and such other risks discussed throughout the “Risk Factors” section of this prospectus supplement, and throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) and Part II, Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, and Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in our Annual Report on Form 10-K for the year ended December 31, 2017. See “Where you can find more information.”

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Summary

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the notes. You should read this entire prospectus supplement and accompanying prospectus, including the “Risk factors” section and the documents incorporated by reference, which are described under “Where you can find more information”.

Fifth Third Bancorp

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of December 31, 2018, Fifth Third had $146 billion in assets and operated 1,121 full-service Banking Centers and 2,419 Fifth Third branded ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third also had a 3.3% interest in Worldpay Holding, LLC, a subsidiary of Worldpay, Inc.

If you would like to know more about us, see our documents incorporated by reference in this prospectus supplement as described under the heading “Where you can find more information.”

Fifth Third’s principal executive office is: Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, telephone number: (800) 972-3030.

The offering

Title	3.650% Senior Notes due January 25, 2024.

Total principal amount being issued	$1,500,000,000.

Denominations	$2,000 or any integral multiples of $1,000 in excess thereof.

Issue date	January 25, 2019.

Maturity date	January 25, 2024.

Interest rate	3.650% per annum.

Day count convention	Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Date interest starts accruing	January 25, 2019.

Interest payment dates	Semi-annually every January 25 and July 25, commencing on July 25, 2019. If any interest payment date, redemption date or the maturity date of the notes falls on a day which is not a business day, the related payment of principal of, or interest on, the notes will be made on the next day which is a business day with the same force and effect as if made on the date such payment was due, and no interest shall accrue on the amount payable for the period from and after such interest payment date, redemption date or maturity date, as the case may be.

Business day	Any day that is not a Saturday or Sunday, and that is not a day on which banking institutions in the City of New York are authorized or obligated by law, regulation or executive order to close.

First interest payment date	July 25, 2019.

Regular record dates for interest	Every January 10 and July 10 (whether or not a business day) preceding the related interest payment date.

Form of notes	The notes will be issued as global securities, and may be withdrawn from the depositary only in the limited situations described in this prospectus supplement.

Name of depositary	The Depository Trust Company (“DTC”).

Trading in DTC	Indirect holders that trade their beneficial interests in the global securities through DTC must trade in DTC’s same-day funds settlement system and pay in immediately available funds.

Redemption	The notes are not subject to repayment at the option of the holders prior to the maturity date. We may redeem the notes, in whole or in part, on or after the date that is 30 days prior to the maturity date at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of the notes—Optional redemption.”

Sinking fund	There is no sinking fund.

Defeasance	We may choose to terminate some or all of our obligations under the notes as described under “Description of the notes—Defeasance and discharge.”

Trustee	We will issue the notes under a senior indenture dated April 30, 2008, as modified by an eighth supplemental indenture to be dated January 25, 2019, with Wilmington Trust Company, as trustee (the “trustee”), (the “indenture”). Wilmington Trust Company also acts as trustee with respect to other indentures under which Fifth Third has issued securities. If an event of default under the notes occurs, the trustee may be considered to have a conflicting interest with respect to the notes and other notes for purposes of the Trust Indenture Act of 1939, as amended. In that case, the trustee may be required to resign as trustee under the indenture and we would be required to appoint a successor trustee.

Ranking	The notes will be unsecured senior indebtedness of Fifth Third Bancorp, and rank equally with its other senior unsecured indebtedness and will be effectively subordinated to its secured indebtedness and indebtedness of its subsidiaries. At December 31, 2018, Fifth Third Bancorp’s subsidiaries’ direct borrowings and deposit liabilities totaled approximately $120.1 billion.

Future Issuances	The notes will initially be limited to an aggregate principal amount of $1,500,000,000. We may, from time to time, without notice to or consent of the note holders, increase the aggregate principal amount of the notes outstanding by issuing additional notes in the future with the same terms, except for the issue date, the issue price and the initial interest payment date, and such additional notes shall be consolidated with the notes issued in this offering and form a single series of notes, provided that if such additional notes are not fungible with the notes for U.S. federal income tax purposes, such additional notes will be issued with a separate CUSIP number.

Risk factors	An investment in the notes is subject to risks. Please refer to “Risk factors” beginning on page S-5 of this prospectus supplement and in the “Risk factors” section included in our Annual Report on Form 10-K for the year ended December 31, 2017, as updated from time to time by our filings made with the SEC after the Form 10-K, as well as other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before investing in the notes.

Conflicts of interest	Fifth Third Securities, Inc., an underwriter in this offering, is an affiliate of ours. Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”) imposes certain requirements on a FINRA member participating in the public offering of securities of an issuer that controls, is controlled by, or is under common control with, the FINRA member. Fifth Third Securities, Inc. has advised us that it will not sell any of our notes to a discretionary account unless it has received specific written approval from the account holder in accordance with Rule 5121. See “Underwriting (conflicts of interest)”.

Risk factors

In considering whether to invest in the notes, you should carefully consider the risks described below and the other information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Investing in the notes involves risk. Please see the “Risk factors” section in Fifth Third’s most recent Annual Report on Form 10-K, which is incorporated by reference herein, as updated from time to time by our filings made with the SEC after the Form 10-K. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this document. Risks and uncertainties not presently known to Fifth Third or that Fifth Third currently deems immaterial may also impair its business operations, its financial results and the value of the notes.

The notes are unsecured unsubordinated obligations of Fifth Third Bancorp.

The notes will be unsecured unsubordinated obligations of Fifth Third Bancorp, and will rank equally in right of payment with all of its other unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to any of Fifth Third Bancorp’s existing or future secured obligations to the extent of the value of the assets securing such obligations. As of December 31, 2018, Fifth Third Bancorp, on a stand-alone basis, had no secured indebtedness outstanding and approximately $3.7 billion of indebtedness that ranked pari passu with the indebtedness evidenced by the notes.

The notes are structurally subordinated to all liabilities of Fifth Third Bancorp’s subsidiaries.

The notes are structurally subordinated to all liabilities of Fifth Third Bancorp’s subsidiaries, including without limitation, subsidiary indebtedness for borrowed money, deposits, and trade payables. As of December 31, 2018, Fifth Third Bancorp’s subsidiaries’ direct borrowings and deposit liabilities totaled approximately $120.1 billion. None of Fifth Third Bancorp’s subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Fifth Third Bancorp’s right to receive assets from any of its subsidiaries upon its liquidation or reorganization, and the right of the holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if Fifth Third Bancorp were a creditor of any of its subsidiaries, its rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by Fifth Third Bancorp. Furthermore, none of Fifth Third Bancorp’s subsidiaries is under any obligation to make payments to Fifth Third Bancorp, and any payments to Fifth Third Bancorp would depend on the earnings or financial condition of its subsidiaries and various business considerations. Statutory, contractual, regulatory or other restrictions may also limit Fifth Third Bancorp’s subsidiaries’ ability to pay dividends or make distributions, loans or advances to Fifth Third Bancorp. For these reasons, Fifth Third Bancorp may not have access to any assets or cash flows of its subsidiaries to make payments on the notes.

The notes do not contain any limitations on the amount of debt and other obligations that Fifth Third Bancorp may incur that may rank pari passu to the notes.

The notes do not contain any limitation on the amount of debt or other obligations which rank pari passu with the notes that may hereafter be issued by Fifth Third Bancorp. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”) or any other government agency or insurer.

Fifth Third Bancorp relies upon dividends and distributions from its subsidiaries to meet its debt service obligations.

As a bank holding company, Fifth Third Bancorp relies on the earnings and cash flows of its subsidiaries, which are paid to Fifth Third Bancorp in the form of dividends and other distributions, to meet its debt service obligations, including on the notes. The ability of Fifth Third Bancorp’s subsidiaries to pay dividends or make other payments or distributions depends on their respective operating results and may be restricted by, among other things, regulatory constraints, including required capital levels, limitations prescribed by state and federal supervisory agencies, prevailing economic conditions (including interest rates), and financial, business and other factors, many of which are beyond the control of Fifth Third Bancorp.

An active trading market may not develop for the notes.

There is no existing market for the notes and there can be no assurance that significant trading for the notes will develop or that holders of notes will be able to sell their notes. Although Fifth Third Bancorp has been advised that the underwriters intend to make a market in the notes, the underwriters are not obligated to do so and may discontinue market making at any time. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the notes.

If a trading market for the notes develops, changes in our credit ratings or the debt markets could adversely affect the liquidity and market price of the notes.

If a trading market develops, the liquidity and prices of the notes will depend on many factors, including: (1) our credit ratings with major credit rating agencies; (2) the prevailing interest rates being paid by other companies similar to us; (3) our financial condition, financial performance and future prospects; and (4) the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and may fluctuate in the future. Such fluctuations could have an adverse effect on the liquidity and price of the notes.

In addition, credit rating agencies periodically review their ratings and ratings methodologies for the companies that they follow, including Fifth Third, the issuer of the notes, and Fifth Third Bank, our depository institution subsidiary. A negative change in ratings could have an adverse effect on the liquidity and price of the notes.

A credit rating is not a recommendation to buy, sell or hold securities and may be revised, suspended or withdrawn by the credit rating agency at any time.

Use of proceeds

We expect to receive net proceeds from the notes offering of approximately $1,489,600,000, after estimated expenses and commissions to be paid by us. We intend to use the net proceeds of this offering for general corporate purposes.

Regulatory considerations

The Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) regulates, supervises and examines Fifth Third Bancorp as a bank holding company and as a company that has previously elected to be treated as a financial holding company under the Bank Holding Company Act of 1956, as amended. Fifth Third Bancorp’s depository institution subsidiary, Fifth Third Bank, is also regulated by various other federal and state banking regulators. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies, banks and their subsidiaries and specific information relevant to Fifth Third, please refer to Fifth Third Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus supplement.

Virtually all aspects of the business of Fifth Third Bancorp and our banking subsidiary are subject to specific requirements or restrictions and general regulatory oversight. The principal objectives of state and federal banking laws and regulations and the supervision, regulation and examination of banks (such as Fifth Third Bank) and their parent companies (such as Fifth Third Bancorp) by bank regulatory agencies are the maintenance of the safety and soundness of financial institutions, maintenance of the federal deposit insurance system and the protection of consumers or classes of consumers, rather than the specific protection of security holders of a bank or the parent company of a bank (such as holders of the notes). Fifth Third Bancorp and our subsidiaries are subject to an extensive regulatory framework of complex and comprehensive federal and state laws and regulations addressing the provision of banking and other financial services and other aspects of Fifth Third’s businesses and operations. Regulation and regulatory oversight have increased significantly since 2010 as a result of the passage of The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

Fifth Third Bancorp and/or our banking subsidiary, Fifth Third Bank, are subject to regulation and supervision primarily by the Federal Reserve Board and the Ohio Division of Financial Institutions (the “Ohio DFI”) and additionally by certain other functional regulators and self-regulatory organizations. Fifth Third Bancorp is also subject to regulation by the SEC by virtue of its status as a public company and due to the nature of some of its businesses. Fifth Third Bank, Fifth Third’s banking subsidiary, is subject to regulation and supervision by the Consumer Financial Protection Bureau (the “CFPB”), and to regulation by the FDIC, which insures the bank’s deposits as permitted by law.

The federal and state laws and regulations that are applicable to banks and to bank holding companies regulate, among other matters, the scope of their business, their activities, their investments, their capital and liquidity levels, their ability to make capital distributions (such as share repurchases and dividends), their reserves against deposits, the timing of the availability of deposited funds, the amount of loans to individual and related borrowers and the nature, the amount of and collateral for certain loans, and the amount of interest that may be charged on loans as applicable. Various federal and state consumer laws and regulations also affect the services provided to consumers.

Fifth Third Bancorp and/or our banking subsidiary are required to file various reports with, and are subject to examination by, various regulators, including the Federal Reserve Board and the Ohio DFI. The Federal Reserve Board, the Ohio DFI and the CFPB have the authority to issue orders for bank holding companies and/or banks to cease and desist from certain banking practices and violations of conditions imposed by, or violations of agreements with, the Federal Reserve Board, the Ohio DFI and/or the CFPB. Certain of Fifth Third’s and/or our banking subsidiary’s regulators are also empowered to assess civil money penalties against companies or individuals in certain situations, such as when there is a violation of a law or regulation.

Applicable state and federal laws also grant certain regulators the authority to impose additional requirements and restrictions on the activities of Fifth Third Bancorp and/or our banking subsidiary.

Corrective actions taken at the direction of our regulators may include, but are not limited to, requiring Fifth Third Bancorp or our bank subsidiary to enter into informal or formal enforcement orders, including memoranda of understanding, written agreements, supervisory letters, commitment letters, and consent or cease and desist orders to take corrective action and refrain from unsafe and unsound practices; removing officers and directors and assessing civil monetary penalties; and taking possession of and liquidating our bank subsidiary. In some situations, the imposition of such additional requirements and restrictions will not be publicly available information.

Furthermore, there are numerous other governmental requirements and regulations that affect Fifth Third’s business activities. A change in applicable statutes, regulations or regulatory policy or significant regulatory actions or litigation may have a material effect on Fifth Third Bancorp’s business. On May 24, 2018, the Economic Growth, Regulatory Relief and Consumer Protection Act (the “Reform Act”) was signed into law. Among other regulatory changes, the Reform Act amends various sections of the Dodd-Frank Act; most impactful are changes to section 165 of the Dodd-Frank Act raising the asset thresholds for determining the application of Enhanced Prudential Standards for bank holding companies deemed systemically important. The Reform Act raised the asset thresholds in two separate timeframes, immediately removing bank holding companies with consolidated assets below $100 billion from the application of the Enhanced Prudential Standards. Bank holding companies with consolidated assets greater than $100 billion but less than $250 billion, including Fifth Third Bancorp, would continue to be subject to the Enhanced Prudential Standards for 18 months after the date of enactment, unless the Board of Governors of the Federal Reserve Board acts prior to that time period to provide regulatory relief from the Enhanced Prudential Standards or elects to continue to subject these bank holding companies to some form of Enhanced Prudential Standards. However, the Federal Reserve Board is also authorized to exempt any bank holding company with assets between $100 billion and $250 billion from any Enhanced Prudential Standards prior to the end of the 18-month period or after.

Regardless of this regulatory outcome, the Reform Act requires the Federal Reserve Board to continue to subject bank holding companies with consolidated assets between $100 billion to $250 billion to a periodic supervisory stress test and to continue to apply risk committee requirements outlined in the Dodd-Frank Act. The Reform Act also provides the Federal Reserve Board the authority to continue to subject bank holding companies with consolidated assets greater than $100 billion to Enhanced Prudential Standards if the Federal Reserve Board determines that application is warranted and appropriate to address risks to financial stability and promote safety and soundness taking into consideration certain factors including the Bank holding company’s capital structure, riskiness, complexity, financial activities (including financial activities of subsidiaries), size, and any other risk-related factors that the Federal Reserve Board deems appropriate.

On October 31, 2018, the federal banking agencies issued two Notices of Proposed Rulemakings related to the implementation of the Reform Act. The proposed rules would establish four risk-based categories of institutions and apply tailored capital and liquidity requirements for each respective category. These proposals are subject to modification through the federal rulemaking process in accordance with the Administrative Procedures Act, but based upon Fifth Third’s interpretation of the Notices of Proposed Rulemakings, Fifth Third Bancorp would qualify as a Category IV bank holding company subject to the least restrictive of the proposed enhanced prudential requirements for firms with greater than $100 billion in total consolidated assets.

The ultimate benefits or consequences of the Reform Act on Fifth Third Bancorp, Fifth Third Bank and our respective subsidiaries and activities will be subject to the final form of these Notices of Proposed Rulemakings, if such rulemakings are ultimately adopted, and additional rulemakings issued by the Federal Reserve Board and additional federal regulators. Fifth Third cannot predict future changes in the applicable laws, regulations and regulatory agency policies, yet such changes may have a material effect on its business, financial condition or results of operations.

Finally, depository institutions, like Fifth Third’s bank subsidiary, are also affected by various federal and state laws, including those relating to consumer protection and similar matters. Fifth Third also has other financial services subsidiaries regulated, supervised and examined by the Federal Reserve Board, as well as other relevant state and federal regulatory agencies and self-regulatory organizations. Fifth Third’s non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they are authorized to do business.

Description of the notes

The following is a brief description of certain terms of the notes and the indenture. It does not purport to be complete in all respects. This description is subject to and is qualified in its entirety by reference to the indenture, which has been incorporated by reference into the registration statement to which this prospectus supplement relates. In this “Description of the notes,” references to “we,” “us,” or “our” refer to Fifth Third Bancorp, on a standalone basis.

General

Fifth Third Bancorp will issue the notes under its senior indenture dated April 30, 2008, as supplemented by the eighth supplemental indenture dated as of January 25, 2019, between Fifth Third Bancorp and Wilmington Trust Company, as trustee. We refer to the senior indenture (the “base indenture”) as supplemented by the eighth supplemental indenture, as the “indenture”.

The notes will be unsecured senior obligations of Fifth Third Bancorp.

There is no sinking fund for the notes. The notes will be issued only in minimum denominations of $2,000 or any integral multiples of $1,000 in excess thereof.

The notes will not be listed or displayed on any securities exchange.

Payment of principal and interest

Payment of the full principal amount of the notes will be due on January 25, 2024.

The notes will bear interest at the rate of 3.650% per annum. Interest on the notes will begin to accrue on January 25, 2019. Fifth Third Bancorp will pay interest on the notes on January 25 and July 25 of each year, beginning July 25, 2019. Interest will be paid to the person in whose name such note is registered at the close of business on every January 10 and July 10 (whether or not a business day) preceding the related interest payment date. Interest on the notes will be paid on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date, redemption date or the maturity date of the notes falls on a day which is not a business day, the related payment of principal of, or interest on, the notes will be made on the next day which is a business day with the same force and effect as if made on the applicable interest payment date, redemption date or at maturity, and no interest shall accrue on the amount payable for the period from and after such applicable interest payment date, redemption date or maturity date, as the case may be. A “business day” means any day that is not a Saturday or Sunday, and that is not a day on which banking institutions in the City of New York are authorized or obligated by law, regulation or executive order to close.

Optional redemption

The notes are not subject to repayment at the option of the holders at any time prior to maturity.

We may redeem the notes, in whole or in part, at our option only on or after the date that is 30 days prior to the maturity date for the notes at a redemption price for the notes to be redeemed equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to but excluding the date fixed for redemption. The principal amount of any note remaining outstanding after redemption in part shall be minimum denominations of $2,000 or any integral multiple of $1,000 in excess thereof.

In the event of any redemption of notes, we will deliver or cause to be delivered to holders of notes a notice of redemption thereof by first class mail or, with respect to any global notes, in accordance with the applicable procedures of the relevant depositary, at least 10 days and not more than 60 days before the date fixed for redemption. If fewer than all of the notes are to be redeemed, the trustee will select the particular notes or portions thereof for redemption from the outstanding notes by such method as the trustee deems fair and appropriate and, in the case of global notes, in accordance with the procedures of the relevant depositary.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption unless we default in the payment of the redemption price.

Events of default; waivers

An “event of default” under the indenture includes:

• default	in any principal payment of any note at maturity;

• default	for 30 days of any interest payment of any note;

•

failure by Fifth Third Bancorp for 60 days in performing any other covenant or warranty in the indenture (other than a covenant or warranty solely for the benefit of another series of debt securities) after:

—	Fifth Third Bancorp is given written notice by the trustee, or

—	the holders of at least 25% in aggregate principal amount of the outstanding notes give written notice to Fifth Third Bancorp and the trustee;

•

default under any bond, debenture, note or other evidence of indebtedness for money borrowed by Fifth Third Bancorp or any principal subsidiary bank (as defined under “—Restriction on disposition of voting stock of certain subsidiaries”) having an aggregate principal amount outstanding in excess of $25,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Fifth Third Bancorp or any principal subsidiary bank having an aggregate principal amount outstanding in excess of $25,000,000, whether such indebtedness now exists or shall hereafter be created, which default:

—

is caused by a failure to pay any principal of such indebtedness after the expiration of any applicable grace period applicable thereto without such indebtedness having been discharged within 60 days of notice of the default to the Company by the trustee or to the Company and the trustee by the holders of at least 25% of the outstanding principal amount; or

—

results in the acceleration of such indebtedness prior to its maturity without such indebtedness having been discharged or such acceleration having been rescinded or annulled within 60 days of notice of the default to the Company by the trustee or to the Company and the trustee by the holders of at least 25% of the outstanding principal amount,

unless,	in each case, such default is contested in good faith by appropriate proceedings; or

•	certain bankruptcy, insolvency or receivership events with respect to Fifth Third Bancorp or any principal subsidiary bank (“bankruptcy events of default”).

If an event of default under the indenture, other than any bankruptcy events of default, occurs and continues with respect to the notes, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. Subject to certain conditions, this declaration may be annulled by the holders of a majority in principal amount of the outstanding notes.

If a bankruptcy event of default occurs, the principal amount of the notes shall become immediately due and payable automatically, and without any declaration or other action on the part of the trustee or any holder.

If an event of default occurs under the indenture by failure to pay any principal payment at maturity or any interest payment for a period of 30 days, the trustee may demand payment of amounts then due and payable on the notes. Furthermore, if any event of default occurs under the indenture, the trustee may, in its discretion, proceed to enforce its rights, including under any covenant.

In addition, the holders of a majority in principal amount of the outstanding notes may waive any past default with respect to the notes, except for a default:

•	in any principal, premium or interest payment; or

•	in respect of a covenant or other provision which cannot be amended or modified without the consent of the holder of each outstanding note.

Any annulment or waiver so effected will be binding on all holders of the notes.

In the event of the bankruptcy, insolvency or reorganization of Fifth Third Bancorp, the claims of holders of the notes would fall under the broad equity power of a federal bankruptcy court, and to that court’s determination of the nature of those holders’ rights.

The indenture contains a provision entitling the trustee, acting under the required standard of care, to be indemnified by the holders of the outstanding notes before proceeding to exercise any right or power under the indenture at the holders’ request. The holders of a majority in principal amount of outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee, with respect to the notes. The trustee, however, may decline to act if that direction is contrary to law or the indenture and may take any other action it deems proper and not inconsistent with the holders’ direction.

No holder will have the right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the notes;

•

the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request to the trustee to institute a proceeding, and those holders have offered the trustee reasonable indemnity;

•	the trustee has failed to institute the proceeding within 60 days after receipt of the notice, request and offer of reasonable indemnity; and

•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the outstanding notes.

These limitations do not apply to a suit instituted by a holder of a note for the enforcement of payment of the principal of or any premium or interest on the note on or after the maturity date.

Modification and waiver

We may modify or amend the indenture with the consent of the trustee, in some cases without obtaining the consent of holders, including modifications and amendments to, among other things, cure any ambiguity, to correct or supplement any provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, so long as the interests of holders of securities of any series issued under the base indenture (including the notes) are not adversely affected in any material respect.

Other modifications and amendments also require the consent of the holders of at least a majority in aggregate principal amount of the outstanding securities of each series issued under the base indenture that would be affected by the modification or amendment. Further, without the consent of the holder of each outstanding debt security issued under the base indenture that would be affected, Fifth Third Bancorp may not amend or modify an indenture to do any of the following:

•	change the stated maturity of the principal, or any installment of principal or interest, on any outstanding debt security;

•

reduce any principal amount, premium or interest, on any outstanding debt security, including in the case of an original issue discount security the amount payable upon acceleration of the maturity of that security;

•	change the place of payment where, or the currency or currency unit in which, any principal, premium or interest on any outstanding debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity or, in the case of redemption, on or after the redemption date;

•	reduce the percentage in principal amount of outstanding debt securities necessary to modify or amend the indenture; or

•

modify the above requirements, requirements with respect to the waiver of certain covenants, or requirements with respect to the waiver of past defaults, or reduce the percentage of aggregate principal amount of outstanding debt securities of any series required to be held by holders seeking to waive compliance with certain provisions of the indenture or seeking to waive certain defaults.

The indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under that indenture:

•

the principal amount of an original issue discount security that is deemed to be outstanding will be the amount of the principal that would be due and payable as of the date of such determination upon acceleration of its maturity;

•

the principal amount of outstanding debt securities denominated in a foreign currency or currency unit will be the U.S. dollar equivalent, determined on the date of its original issuance, of the principal amount of that outstanding debt security or, in the case of an original issue discount security, the U.S. dollar equivalent, determined on the date of original issuance of such outstanding debt security, of the amount determined as provided in the bullet point above; and

•	the principal amount of outstanding debt securities owned by Fifth Third Bancorp or any of its affiliates will be disregarded and deemed not to be outstanding.

Consolidation, merger and sale of assets

The indenture provides that we may not consolidate with or merge into another person or convey, transfer or lease our properties and assets substantially as an entirety to another person or permit another person to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us unless:

•

the entity formed by the consolidation or into which Fifth Third Bancorp merges, or to which it conveys, transfers or leases its properties and assets, (1) is a corporation, partnership or trust organized and existing under the laws of the United States, any state of the United States or the District of Columbia, and (2) expressly assumes by supplemental indenture the payment of any principal, premium or interest on the debt securities, and the performance of any other covenants under the indenture;

•

immediately after giving effect to the transaction, no event of default, as applicable, and no event which, after notice or lapse of time or both, would become an event of default, as applicable, will have occurred and be continuing under the indenture;

•

if as a result of each consolidation, merger, conveyance, transfer or lease of properties and assets, properties or assets of Fifth Third Bancorp would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted under the indenture, we (or our successor entity) take such steps as shall be necessary to secure the notes equally and ratably with all indebtedness secured thereby; and

•

Fifth Third Bancorp delivers to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger or transfer of our properties and assets complies with the indenture and that all conditions precedent to such consolidation, merger or transfer of properties and assets have been complied with.

Restriction on disposition of voting stock of certain subsidiaries

Under the indenture, we have agreed not to sell, assign, pledge, transfer or otherwise dispose of, or permit to be issued, any shares of capital stock of a principal subsidiary bank or any securities convertible into or rights to subscribe to such capital stock unless after giving effect to such transaction we would own, directly or indirectly, at least 80% of the outstanding shares of capital stock of each class of capital stock of such principal subsidiary bank. We additionally agreed not to pay any dividend or distribution in capital stock of a principal subsidiary bank unless such principal subsidiary bank unconditionally guarantees payment of principal and interest on the notes.

The indenture defines a principal subsidiary bank as any subsidiary bank, the consolidated assets of which constitute 50% or more of our consolidated assets as of the most recent financial statements of such entities.

Notwithstanding the foregoing, this covenant does not prohibit:

•

any dispositions made by us or any principal subsidiary bank (1) acting in a fiduciary capacity for any person other than us or any principal subsidiary bank, or (2) to us or any of our wholly-owned subsidiaries; or

•	the merger or consolidation of a principal subsidiary bank with and into another subsidiary bank, which becomes a principal subsidiary bank.

This covenant also does not prohibit sales, assignments, pledges, transfers or other dispositions of voting stock of a principal subsidiary bank where:

•	the sale, assignment, pledge, transfer or other disposition is made, in the minimum amount required by law, to any person for the purpose of the qualification of such person to serve as a director;

•

the sale, assignment, pledge, transfer or other disposition is made in compliance with an order of a court or regulatory authority of competent jurisdiction or as a condition imposed by any such court or regulatory authority to the acquisition by us, directly or indirectly, of any other corporation or entity;

•

the sale, assignment, pledge, transfer or other disposition of voting stock or any other securities convertible into or rights to subscribe to voting stock of a principal subsidiary bank as long as (1) such transaction is made for fair market value as determined by our board of directors or the board of directors of the principal subsidiary bank disposing of such voting stock or securities or rights, and (2) after giving effect to such transaction and to any potential dilution, we and our wholly-owned subsidiaries will own, directly or indirectly, at least 80% of the voting stock of such principal subsidiary bank;

•

a principal subsidiary bank sells additional shares of its voting stock to shareholders at any price, so long as immediately after such sale we will own, directly or indirectly, at least as great a percentage of the voting stock of such principal subsidiary bank as we owned prior to the sale of such additional shares; or

•	a pledge is made or a lien is created to secure loans or other extensions of credit by a principal subsidiary bank subject to Section 23A of the Federal Reserve Act.

Defeasance and discharge

Fifth Third Bancorp may terminate some or all of its obligations with respect to the notes (this procedure is often referred to as “defeasance”) by depositing with the trustee as trust funds in money or U.S. government obligations sufficient to pay the principal of and interest on, the notes as they come due.

Defeasance is permitted only if, among other things, Fifth Third Bancorp delivers to the trustee:

•	an opinion of counsel substantially in the form described in the indenture to the effect that the holders of the notes will have no U.S. federal income tax consequences as a result; and

•	if the notes are then listed on any securities exchange, an officer’s certificate to the effect that the notes or any other notes of that series will not be delisted as a result.

This termination will not relieve Fifth Third Bancorp of its obligation to pay when due the principal of, premium, if any, and interest on the notes if the notes are not paid from the money or U.S. government obligations held by the trustee for the purpose of making these payments.

Title

Fifth Third Bancorp, the trustees and any of their agents may treat the registered owner of any note as the absolute owner of that security, whether or not the note is overdue and despite any notice to the contrary, for any purpose.

Governing law

The indenture and notes will be governed by, and construed in accordance with, the laws of the State of New York.

Issuance of additional notes

Fifth Third Bancorp may, from time to time, without notice to or consent of the existing holders of the notes, issue additional notes under the indenture having the same terms as the notes in all respects, except for the issue date, the issue price and the initial interest payment date, provided that if such additional notes are not fungible with the notes for U.S. federal income tax purposes, such additional notes will be issued with a separate CUSIP number.

The trustee

Wilmington Trust Company will act as trustee for the notes. The trustee will have all of the duties and responsibilities specified under the Trust Indenture Act. Other than its duties in a case of default, the trustee is under no obligation to exercise any of the powers under the indenture at the request, order or direction of any holders of notes unless offered reasonable indemnification.

Miscellaneous

We or our affiliates may from time to time purchase any of the notes that are then outstanding by tender, in the open market or by private agreement.

Book-entry, delivery and form

Book-entry system

The notes will be issued in fully registered form in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). One or more fully registered certificates will be issued as global notes in the aggregate principal amount of the notes. Such global notes will be deposited with or on behalf of DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

So long as DTC, or its nominee, is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture. Except as set forth in the indenture, owners of beneficial interests in a global note will not be entitled to have the notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of such notes in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC for such global note and, if such person is not a participant in DTC (as described below), on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

Owners of beneficial interests in a global note may elect to hold their interests in such global note either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”), if they are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).

As long as the notes are represented by the global notes, we will pay principal of and interest on those notes to or as directed by DTC as the registered holder of the global notes. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and each person owning a beneficial interest will have to rely on the procedures of the depositary and its participants.

We have been advised by DTC, Clearstream and Euroclear, respectively, as follows:

DTC

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;
•	withdrawal of securities and cash from Euroclear; and
•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear Operator.

Settlement

Investors in the notes will be required to make their initial payment for the notes in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary for such clearing system; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream Participants or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

The information in this section concerning DTC, Clearstream, Euroclear and DTC’s book-entry system has been obtained from sources that Fifth Third Bancorp believes to be reliable (including DTC, Clearstream and Euroclear), but Fifth Third Bancorp takes no responsibility for the accuracy thereof.

Neither Fifth Third Bancorp, the trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the notes or payments to, or the providing of notice to participants or beneficial owners.

Certain U.S. federal income tax consequences

to non-U.S. holders of notes

The following is a general discussion of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes by a non-U.S. holder (as defined below) that acquires the notes pursuant to this offering at their initial offering price and holds the notes as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), effective U.S. Treasury regulations, and judicial decisions and administrative interpretations thereof, all as of the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect. The foregoing are subject to differing interpretations which could affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their particular circumstances, or to holders subject to special treatment under U.S. federal income tax laws, such as:

•	certain financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	brokers or dealers in securities or foreign currencies;

•	foreign governments or agencies;

•	certain former citizens or long-term residents of the United States;

•	persons holding notes as part of a hedge, straddle or other integrated transaction for U.S. federal income tax purposes, or persons entering into a constructive sale with respect to the notes; or

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes.

Furthermore, this discussion does not address the Medicare contribution tax, any U.S. federal estate or gift tax laws or any state, local or foreign tax laws.

This summary is for general information only and is not intended to constitute a complete description of all tax consequences for non-U.S. holders relating to the purchase, ownership and disposition of the notes. You are urged to consult your tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership and disposition of the notes.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of the notes (other than a partnership) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (2) the trust has made an election under the applicable U.S. Treasury regulations to be treated as a United States person.

“Non-U.S. holder” does not include a holder who is a non-resident alien individual present in the United States for 183 days or more in the taxable year of disposition of a note. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange, redemption or other disposition of a note.

Payments on the notes

Subject to the discussion below concerning FATCA withholding and backup withholding, payments of principal and interest on the notes by Fifth Third Bancorp or any paying agent to any non-U.S. holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest:

•	the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Fifth Third entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to Fifth Third through stock ownership; and

•	the beneficial owner of the notes certifies on an Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8), under penalties of perjury, that it is not a United States person (as defined in the Code) and the applicable withholding agent (1) does not have actual knowledge or reason to know that the beneficial owner is a United States person, and (2) receives certain certifications from any intermediaries that receive payments on the notes on behalf of a non-U.S. holder.

If a non-U.S. holder does not satisfy the requirements described above, payments of interest made to such holder that are not effectively connected with the conduct of a trade or business in the United States (as described below) will generally be subject to a 30% U.S. federal withholding tax (unless such holder is eligible for a lower treaty rate and satisfies applicable certification requirements).

If a non-U.S. holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States), the non-U.S. holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed at rates applicable to United States citizens, resident aliens, and domestic United States corporations on a net income basis except that the holder will generally be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the purchase, ownership and disposition of notes, including, in the case of corporate holders, the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Sale, exchange, redemption or other disposition of the notes

Subject to the discussion below concerning backup withholding, a non-U.S. holder of a note will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, redemption or other disposition of such note, unless the gain is effectively connected with the conduct by the holder of a trade or business in the United States, although any amounts attributable to accrued interest will be subject to the treatment described above under “Payments on the notes” with respect to interest payments.

If a non-U.S. holder of a note is engaged in a trade or business in the United States, and if gain realized by the non-U.S. holder on a sale, exchange, redemption or other disposition of a note is effectively connected with the conduct of this trade or business, the non-U.S. holder will generally be taxed in the same manner as United States citizens, resident aliens, and domestic United States corporations on a net income basis, subject to an applicable income tax treaty providing otherwise. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the sale, exchange, redemption or other disposition of notes, including, in the case of corporate holders, the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

FATCA withholding

Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to a holder or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on the holder’s behalf if the holder or such persons fail to comply with certain information reporting requirements. Such payments will include U.S.-source interest. Payments of interest received in respect of the notes could be affected by this withholding if a holder is subject to the FATCA information reporting requirements and fails to comply with them or holds notes through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with them (even if payments to the holder would not otherwise have been subject to FATCA withholding). Holders should consult their own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding, including the possible application of an intergovernmental agreement that alters the general FATCA requirements.

If any amount of, or in respect of, U.S. withholding tax were to be deducted or withheld from payments on the notes as a result of a failure by a holder (or by an institution through which a holder holds the notes) to comply with FATCA, neither Fifth Third Bancorp nor any paying agent nor any other person would, pursuant to the terms of the notes, be required to pay additional amounts with respect to any notes as a result of the deduction or withholding of such tax. Depending on your circumstances, you may be entitled to a refund or credit in respect of some or all of this withholding. However, even if a holder is entitled to have such withholding refunded, the required procedures could be cumbersome and significantly delay the holder’s receipt of any amounts withheld.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments of interest on the notes. Unless the non-U.S. holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the non-U.S. holder may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid such information reporting and backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

ERISA Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan (an “ERISA Plan”) subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also “ERISA Plans”), from engaging in certain transactions involving “plan assets” of any such plan, account or arrangement with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the ERISA Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (“similar laws”).

The acquisition of the notes by an ERISA Plan with respect to which Fifth Third Bank or certain of its affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes. These exemptions include, without limitation, PTCE 84-14 (for certain transactions determined by qualified professional asset managers), PTCE 90-1 (for transactions involving insurance company pooled separate accounts), PTCE 91-38 (for transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction, and provided further that the ERISA Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Furthermore, newly issued class exemptions, such as the “Best Interest Contract Exemption” (PTCE 2016-01), may provide relief for certain transactions involving certain investment advisers who are fiduciaries. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of ERISA Plans considering acquiring or holding the notes in reliance on these or any other exemption should carefully review the exemption to ensure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase and holding of the notes that it either (1) is not an ERISA Plan and is not purchasing the notes on behalf of or with “plan assets” of any ERISA Plan or (2) is an ERISA Plan and either the purchase is eligible for exemptive relief under one of the available exemptions if it would otherwise be a prohibited transaction or the purchase is not a prohibited transaction and no exemptive relief is needed. In addition, any purchaser or holder of the notes or any interest therein which is a non-ERISA arrangement will be deemed to have represented by its purchase or holding of the notes that its purchase and holding will not violate the provisions of any similar law.

In addition, without limiting the foregoing, each purchaser and subsequent transferee of the notes that is, or is acting on behalf of, or is acquiring such notes (or interest therein) with assets of, an ERISA Plan (the “Plan Fiduciary”) will be deemed to have represented and warranted at all times, in its corporate and its fiduciary capacity, by its purchase and holding of the notes, that neither we, nor the underwriter, nor any of our or their affiliates has provided or will provide impartial investment advice or give advice in a fiduciary capacity with respect to the purchaser or transferee’s decision to acquire, hold, sell, exchange, vote or provide any consent with respect to the notes by the ERISA Plan’s fiduciary (within the meaning of ERISA or the Code).

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of the rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any ERISA Plan or non-ERISA arrangement consult with their counsel regarding the potential consequences of any purchase or holding of the notes. If you are the fiduciary of an ERISA Plan or non-ERISA arrangement, and propose to invest in the notes, you should consult your legal counsel.

Nothing herein shall be construed as, and the sale of notes to an ERISA Plan is in no respect, a representation by us or the underwriters that any investment in the notes would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, ERISA Plans generally or any particular ERISA Plan. Purchasers of the notes have the exclusive responsibility for ensuring that their purchase and holding of the notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or any applicable similar laws.

Underwriting (conflicts of interest)

Fifth Third Bancorp and the underwriters for the offering (the “underwriters”) named below for whom Morgan Stanley & Co. LLC, Fifth Third Securities, Inc., Goldman Sachs & Co. LLC and RBC Capital Markets, LLC are acting as representatives, have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters		Principal amount of notes
Morgan Stanley & Co. LLC	$	390,000,000
Fifth Third Securities, Inc.	$	360,000,000
Goldman Sachs & Co. LLC	$	360,000,000
RBC Capital Markets, LLC	$	360,000,000
Academy Securities, Inc.	$	15,000,000
R. Seelaus & Co., LLC	$	15,000,000

Total	$	1,500,000,000

The underwriters are offering the notes subject to their acceptance of the notes from Fifth Third Bancorp and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions.

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.200% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.100% of the principal amount of the notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes.

Paid by us
Per Note	0.350%
Total	$5,250,000

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market of the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes.

In connection with the offering of the notes, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering of the notes. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or slowing a decline in the market price of the notes while the offering of the notes is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering of the notes, excluding underwriting discounts and commissions, will be approximately $2,385,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to Fifth Third Bancorp and to persons and entities with relationships with Fifth Third Bancorp, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with Fifth Third Bancorp. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling restrictions

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended or superseded, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Directive.

United Kingdom

The communication of this prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or within Article 49(2)(a) to (d) of the Financial Promotion Order, or to any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

Hong Kong

This prospectus supplement and the accompanying prospectus neither constitute a “prospectus” (as defined in section 2(1) of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong)) (the “Companies (Winding Up and Miscellaneous Provisions) Ordinance”), nor are they an advertisement, invitation or document containing an advertisement or invitation falling within the meaning of section 103 of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “Securities and Futures Ordinance”). This prospectus supplement and the accompanying prospectus are for distribution in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) only to “professional investors” as defined in the

Securities and Futures Ordinance and any rules made thereunder. Each of the underwriters has undertaken and agreed not to sell or offer in Hong Kong, by means of any document, the notes other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance, or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the prospectus supplement and the accompanying prospectus being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, each underwriter has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (‘‘SIX’’) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus have been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the offering, the Company or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of the notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (‘‘CISA’’). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

Conflicts of Interest

Fifth Third Securities, Inc., an underwriter in this offering, is an affiliate of ours. Rule 5121 of the Conduct Rules of FINRA imposes certain requirements on a FINRA member participating in the public offering of securities of an issuer that controls, is controlled by, or is under common control with, the FINRA member. Fifth Third Securities, Inc. has advised us that it will not sell any of our notes to a discretionary account unless it has received specific written approval from the account holder in accordance with Rule 5121.

Validity of the notes

The validity of the notes will be passed upon for us by Graydon Head & Ritchey LLP, Cincinnati, Ohio. The validity of the notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. Simpson Thacher & Bartlett LLP from time to time performs legal services for Fifth Third.

Graydon Head & Ritchey LLP will rely as to all matters of New York law upon the opinion of Simpson Thacher & Bartlett LLP. Simpson Thacher & Bartlett LLP will rely as to all matters of Ohio law upon the opinion of Graydon Head & Ritchey LLP.

Experts

The consolidated financial statements incorporated in this prospectus supplement by reference from Fifth Third Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2017 and the effectiveness of Fifth Third Bancorp’s internal control over financial reporting as of December 31, 2017, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Common Stock

Preferred Stock

Depositary Shares

Warrants

Senior Debt Securities

Subordinated Debt Securities

Stock Purchase Contracts

Units

The securities listed above may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling security holders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. Our common stock is listed on the Nasdaq Global Select Market and trades under the ticker symbol “FITB.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents or directly to purchasers on a continued or delayed basis.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Our principal executive offices are located at 38 Fountain Square Plaza, Cincinnati, Ohio 45263, and our telephone number at that address is 800-972-3030.

These securities will be our equity securities or unsecured obligations, will not be savings accounts, deposits or other obligations of any bank or savings association, and will not be insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 28, 2016

Unless the context requires otherwise, references to “we,” “us,” “our” or similar terms are to Fifth Third Bancorp and its subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may sell, either separately or together, subordinated debt securities, senior debt securities, warrants, stock purchase contracts, units, preferred stock, depositary shares representing interests in preferred stock, and common stock in one or more offerings.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The SEC allows us to “incorporate by reference” into this prospectus and the applicable prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and the applicable prospectus supplement and information that we subsequently file with the SEC will automatically update and supersede information in this prospectus, the applicable prospectus supplement, and in our other filings with the SEC. In other words, in case of a conflict or inconsistency between information contained in this prospectus and the applicable prospectus supplement and information incorporated by reference into this prospectus and the applicable prospectus supplement, you should rely on the information that was filed later.

2

We incorporate by reference the documents listed below, which we have already filed with the SEC, and any documents we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in such future filings deemed not to have been filed), until we sell all the securities offered by this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2015;

•	Current Reports on Form 8-K filed on January 14, 2016, March 2, 2016, March 10, 2016, and March 16, 2016

•	Proxy Statement on Schedule 14A dated March 10, 2016.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

Heather Russell Koenig

Executive Vice President, Chief Legal Officer and Corporate Secretary

Fifth Third Bancorp

Fifth Third Center

38 Fountain Square Plaza

MD10AT76

Cincinnati, OH 45263

(513) 534-4300

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus in public offerings to or through underwriters, to be designated at various times, or directly to other purchasers or through agents. At-the-market offerings, if any, will be conducted by underwriters acting as our principal or agent, who may also be third-party sellers of the securities. The distribution of securities may be effected at various times in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Securities other than common stock will be new issues of securities with no established trading market. It has not presently been established whether the underwriters, if any, of these securities will make a market in these securities. If a market in these securities is made by those underwriters, this market making may be discontinued at any time without notice. These securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of the trading market for these securities.

3

In facilitating the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be considered underwriters, and any discounts or commissions received by them from us and any profit on the resale of securities by them may be considered underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the prospectus supplement relating to those securities.

Unless otherwise indicated in the applicable prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to certain conditions precedent, and each of the underwriters with respect to a sale of securities will be obligated to purchase all of its securities if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any such agent involved in the offer and sale of the securities in respect of which this prospectus is being delivered will be acting on a best efforts basis for the period of its appointment.

In connection with an offering of securities, underwriters may purchase and sell these securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by underwriters with respect to the offering. Stabilizing transactions consist of certain bids or purchases for preventing or retarding a decline in the market price of the securities; and short positions created by underwriters involve the sale by underwriters of a greater number of securities than they are required to purchase from us in the offering. Underwriters also may impose a penalty bid, by which selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by underwriters if such securities are repurchased by underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time.

Under agreements which we may enter into, underwriters, agents and their controlling persons who participate in the distribution of securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act.

If so noted in the applicable prospectus supplement relating to any securities, we will authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase any securities from us under contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. We must approve such institutions in all cases. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of any securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

If we offer and sell securities directly to a purchaser or purchasers in respect of which this prospectus is delivered, purchasers involved in the reoffer or resale of such securities, if these purchasers may be considered underwriters as that term is defined in the Securities Act, will be named and the terms of their reoffers or resales will be described in the applicable prospectus supplement. These purchasers may then reoffer and resell such securities to the public or otherwise at varying prices to be determined by such purchasers at the time of resale or as otherwise described in the applicable prospectus supplement. Purchasers of securities directly from us may be entitled under agreements that they may enter into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for us in the ordinary course of their business or otherwise.

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We may use this prospectus in connection with offers and sales of the securities in remarketing transactions and other resales. In a remarketing transaction, we may resell a security acquired from other holders, after the original offering and a sale of the security. Resales may occur in the open market or may be privately negotiated, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with a remarketing transaction, one or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities pursuant to the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled to indemnification by us under agreements that may be entered into with us against certain liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for us in the ordinary course of their business or otherwise.

Underwriters or agents and their associates may be customers of (including borrowers from), engage in transactions with, and/or perform services for, us or any of the trustees, depositaries, warrant agents, transfer agents or registrars for securities sold using this prospectus in the ordinary course of business.

Fifth Third Securities, Inc. is a member of the Financial Industry Regulatory Authority (“FINRA”) and is an affiliate of ours for purposes of the FINRA Conduct Rules. In the event Fifth Third Securities, Inc. acts as an underwriter in connection with the offering of any securities under this prospectus and the related registration statement, such offering will be conducted in accordance with the applicable sections of Rule 2720 of the FINRA Conduct Rules. Pursuant to such rules, no FINRA member participating in any such offering will be permitted to execute a transaction in the securities in a discretionary account without the prior specific written approval of such member’s customer.

The maximum underwriting compensation for any offering under the registration statement to which this prospectus relates may not exceed 8% of the offering proceeds.

VALIDITY OF SECURITIES

Unless stated otherwise in the applicable prospectus supplement, the validity of the securities will be passed upon for us by H. Samuel Lind, Senior Vice President and Assistant General Counsel of Fifth Third Bancorp, and by Graydon Head & Ritchey LLP, Cincinnati, Ohio. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement. Mr. Lind owns shares of our common stock and holds options and other convertible securities to acquire additional shares of our common stock.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Fifth Third Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Fifth Third Bancorp’s internal control over financial reporting as of December 31, 2015, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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